Exhibit 99.2

Sharecare enters home health market with acquisition of CareLinx, augments comprehensive platform with network of over 450,000 tech-enabled caregivers

ATLANTA and BURLINGAME, Calif. – August 11, 2012 – Sharecare (Nasdaq: SHCR), the digital health company that helps people manage all their health in one place, today announced that it has closed its acquisition of CareLinx, the nation’s leading digital on-demand platform of tech-enabled care providers. Sharecare has acquired CareLinx from Europ Assistance, one of the largest global assistance companies.

Through its network of over 450,000 tech-enabled caregivers, CareLinx delivers intermittent on-demand personal care services in people’s homes, while leveraging mobile technology to facilitate rich data capture, population health analytics, and the enabling of real-time care coordination with remote clinical teams. The acquisition will bring a human touch to and strengthen Sharecare’s digital platform by helping customers manage the “last mile” of care: the home.

“Regulatory and macro changes are driving the shift to home-based care and COVID further accelerated the adoption of telehealth and home-based services; and payors and providers need scalable in-home care provider solutions to manage the total cost of care,” said Jeff Arnold, founder, chairman and CEO of Sharecare. “In addition to integrating our offerings to provide our respective customers’ members, families, and caregivers with a comprehensive digital experience, the capabilities CareLinx brings to bear will be an additive and distinct component of the multi-payor advocacy solution we are developing.”

With an exclusive offering for AARP members and key partnerships with the U.S. Department of Veterans Affairs through the Elizabeth Dole Foundation and three of the largest health plans in the U.S., over one million Medicare Advantage members have access to CareLinx through their health plans. Providing services across the continuum of care, including non-medical, companionship and housework, and personal and clinical, CareLinx’ experienced non-medical and skilled medical care providers include Companion Caregivers, Personal Care Providers, Certified Nursing Assistants (CNAs), Medical Assistants (MAs), Licensed Vocational Nurses (LVNs), Licensed Practical Nurses (LPNs), Registered Nurses (RNs), and Nurse Practitioners (NPs).

“For the last decade, we have leveraged our platform to help people navigate the challenges of home care, as well as provide healthcare’s scarcest resource – nurses and caregivers – with the ability to earn higher pay and have greater schedule flexibility,” said Sherwin Sheik, founder and CEO of CareLinx. “Joining the Sharecare family will enable us to scale across their existing client base of health plans and large employers while working with their world-class engineers to drive operational efficiencies, enhance retention and engagement, and ultimately, fully integrate CareLinx’ capabilities and network into the Sharecare platform.”

Financial Reporting and Business Outlook

“CareLinx has shown impressive organic growth to date, and we believe Sharecare is well positioned to continue that trajectory. In fact, CareLinx can be sold into all three of our channels and we already have several of our health plan and provider customers actively looking for this type of solution,” said Justin Ferrero, president and CFO of Sharecare. “Ultimately, we believe this acquisition will expand our TAM by over $7 billion for home care and potentially over $100 billion if we expand further into home health.”

For the year ended December 31, 2020, CareLinx reported revenue of approximately $5 million. CareLinx expects to report revenue of approximately $20 million for the year ended December 31, 2021 and grow revenue organically by at least 75% in 2022.

Sharecare provided combined guidance for the full year 2021 on its earnings release, issued today, August 11, 2021, and will provide additional commentary on today’s earnings conference call.

Transaction Terms

Under the terms of the agreement, the transaction is valued at approximately $65 million, consisting of $54.6 million in cash and $10.4 million in Sharecare common stock.

King & Spalding LLP served as legal counsel to Sharecare and K&L Gates LLP served as legal counsel to Carelinx. Oppenheimer & Co. Inc. served as financial advisor to CareLinx.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Sharecare’s current beliefs, assumptions and expectations, taking into account the information currently available to it. These statements are not statements of historical fact. You should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the expected benefits of the addition of CareLinx to Sharecare’s product offerings, Sharecare’s expectations regarding expansion of its total addressable market, CareLinx’s expected revenue for the year ended December 31, 2021 and CareLinx’s expected 2022 organic growth. These forward-looking statements are subject to various risks and uncertainties. Descriptions of some of the factors that could cause actual results to defer materially from these forward-looking statements are discussed in more detail in Sharecare’s filings with the SEC, including the Risk Factors section of the prospectus for Sharecare’s business combination filed with the SEC on June 3, 2021. Sharecare assumes no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About CareLinx

CareLinx is the nation’s leading technology platform of tech-enabled care providers, both clinical and non-medical, who can be dispatched on-demand to any location. The innovative CareLinx platform, including its Nurse OnDemand business, facilitates real-time care coordination driven by actionable data analytics across the care continuum in the post-acute care environment, leading to increased quality of care, better health outcomes, and significantly reduced total cost of care. Amplifying the efficacy of remote clinical care management teams, care providers dispatched through CareLinx, serve as clinician’s eyes, ears and arms, caring for patients in the home and in community-based settings across the U.S. To date, CareLinx has built a nationwide network of more than 450,000 tech-enabled, skilled and non-medical care providers, and the company works with several of the largest health plans and providers across the country as their trusted and scalable partner. Visit us at https://www.carelinx.com/.

About Sharecare

Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Our comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by our philosophy that we are all together better, at Sharecare, we are committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

Media Relations:

Jen Martin Hall

jen@sharecare.com

Investor Relations:

Bob East

Bob.east@westwicke.com

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